EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Achieves First Quarter Revenue Growth of 9.2% and EPS of $1.04

Reaffirms Fiscal 2018 Guidance on Revenue, Net Income and EBITDA

DALLAS, June 11, 2018 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter 2018, which ended on May 6, 2018. The Company also affirmed its financial outlook on several key metrics for fiscal 2018.

Key highlights from the first quarter 2018 compared to the first quarter 2017 include:

▪	Total revenues increased 9.2% to $332.2 million from $304.1 million, or 9.7% on a comparable week basis*.
▪	Opened six new stores compared to four new stores.
▪	Comparable store sales decreased 4.9%.
▪	Net income of $42.2 million, or $1.04 per diluted share, vs. net income of $42.8 million, or $0.98 per diluted share.
▪	EBITDA decreased 2.3% to $86.1 million from $88.2 million while Adjusted EBITDA increased 0.4% to $95.9 million from $95.6 million.
▪	Excluding the 2017 use tax settlement** in Q1 2017, and on a comparable week basis, EBITDA increased 1.8%, while Adjusted EBITDA increased 4.0%.
▪	Pre-opening costs increased $2.6 million to $7.1 million from $4.5 million.

*Comparable week basis: Fiscal 2017 was a 53-week year, resulting in a one-week calendar shift in fiscal year 2018. During the first quarter of 2018, this calendar shift had an unfavorable impact on total revenue of $1.4 million, EBITDA of $1.0 million, and Adjusted EBITDA of $0.9 million due to seasonality (one less high-volume “winter week” this year versus last year).

**2017 use tax settlement: Q1 2017 results included $2.5 million of amusement cost reductions ($1.6 million net of taxes or $0.04 per diluted share) resulting from the favorable settlement of a multi-year use tax audit in Texas.

“We continue to be pleased with our new store performance and are confident in our unit growth guidance for the year. We opened six stores during the quarter, our fastest pace so far, and these openings include a few that have delivered some of the highest volume openings in our history. The 2017 class of stores is also performing well for us, on track to achieve strong first year returns in line with our recent classes of stores. At the same time, evolving the brand and improving comparable store performance is a priority for us. The recent launch of our proprietary virtual reality platform, and the new 100% Angus Butcher’s Blend burger are just two examples of recent improvements in our overall offering,” said Steve King, Chief Executive Officer.

“We delivered near double-digit revenue growth, and drove EBITDA and Adjusted EBITDA growth of approximately 2% and 4% respectively on a comparable week basis, excluding the 2017 use tax settlement. While comparable store sales declined in the first quarter this year, I’m confident that our operating team’s continued focus on execution will drive improved results over time,” said Brian Jenkins, Chief Financial Officer.

Share Repurchase Activity

During the first quarter of 2018, we repurchased approximately 606,000 shares for $27.4 million, with an additional 247,000 shares for $10.1 million through June 6, 2018 during the second quarter. As of the same date, cumulatively, we had repurchased 4.1 million shares for $218.2 million under our $300 million share repurchase authorization.

Review of First Quarter 2018 Operating Results

Total revenues increased 9.2% to $332.2 million in the first quarter of 2018 from $304.1 million in the first quarter of 2017, or 9.7% on a comparable week basis. Across all stores, Food and Beverage revenues increased 7.7% to $139.8 million from $129.8 million and Amusement and Other revenues increased 10.4% to $192.4 million from $174.3 million. Food and Beverage represented 42.1% of total revenues while Amusements and Other represented 57.9% of total revenues in the first quarter 2018. In last year’s first quarter, Food & Beverage represented 42.7% of total revenues while Amusements and Other represented 57.3% of total revenues.

Comparable store sales decreased 4.9% in the first quarter 2018 compared to a 2.2% increase in the first quarter of 2017 on a comparable week basis. Our comparable store sales decrease was driven by a 4.8% decrease in walk-in sales and a 6.4% decrease in special events sales. Comparable store sales in Amusements & Other decreased 4.0% and in Food & Beverage decreased 6.1%. Non-comparable store revenues increased $44.2 million or 146.1% in the first quarter of 2018 to $74.5 million, also on a comparable week basis.

Operating income decreased to $58.6 million in the first quarter of 2018 from $64.2 million in last year's first quarter. As a percentage of total revenues, operating income decreased 350 basis points to 17.6% from 21.1%.

Net income was $42.2 million, or $1.04 per diluted share (40.6 million diluted share base), in the first quarter of 2018 compared to net income of $42.8 million, or $0.98 per diluted share (43.5 million diluted share base), in the first quarter of 2017.

EBITDA decreased 2.3% to $86.1 million in the first quarter of 2018 from $88.2 million in the first quarter of 2017 while Adjusted EBITDA increased 0.4% to $95.9 million from $95.6 million. As a percentage of total revenues, EBITDA decreased 310 basis points to 25.9% from 29.0%, and Adjusted EBITDA decreased 250 basis points to 28.9% from 31.4%.

Excluding the 2017 use tax settlement, and on a comparable week basis, EBITDA increased 1.8% (210 basis points decrease as a percentage of total revenue), while Adjusted EBITDA increased 4.0% (150 basis points decrease as a percentage of total revenue) compared to the first quarter of 2017.

Store operating income before depreciation and amortization increased 1.1% to $108.8 million in the first quarter of 2018 from $107.6 million in the first quarter of 2017. As a percentage of total revenues, Store operating income before depreciation and amortization decreased 260 basis points to 32.8% from 35.4%.

Development

In fiscal 2018, we are on track to open 14 to 15 new stores, representing 13% to 14% unit growth. At the top end of the range, these store openings include 11 large, two small and two 17K format stores, and will skew towards new markets for our brand. We currently have five stores under construction.

We opened six stores during the first quarter in Rogers, Arkansas; Memphis, Tennessee; Wayne, New Jersey; Anchorage, Alaska (a new state for us); Madison, Wisconsin; and Rosemont, Illinois. During the second quarter, we have already opened three new stores in Salt Lake City, Utah (a new state for us); Massapequa, New York; and Torrance, California. We plan to open two more stores during the quarter in Northridge, California; and Staten Island, New York.

Financial Outlook

We are reaffirming our financial outlook on several key metrics for fiscal 2018, which ends on February 3, 2019:

▪	Total revenues of $1.20 billion to $1.24 billion
▪	Comparable store sales decrease in the low-to-mid single digits (on a comparable 52-week basis)
▪	14 to 15 new stores
▪	Net income of $95 million to $110 million
▪	Effective tax rate of approximately 24% (including the estimated impact of the Tax Cuts and Jobs Act of 2017) (vs. 23% to 24% previously) and diluted share count of approximately 40.5 million shares (vs. 41.0 million shares previously)
▪	EBITDA of $255 million to $275 million
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $179 million to $189 million, up from $170 million to $180 million

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2093 or toll-free (866) 548-4713. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 1175373.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 115 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 38 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	May 6, 2018	February 4, 2018
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$16,914	$18,795
Other current assets	78,480	76,112

Total current assets	95,394	94,907

Property and equipment, net	757,082	726,455

Intangible and other assets, net	374,830	375,668

Total assets	$1,227,306	$1,197,030

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$218,234	$207,825

Other long-term liabilities	231,308	216,310

Long-term debt, net	339,554	351,249

Stockholders' equity	438,210	421,646

Total liabilities and stockholders' equity	$1,227,306	$1,197,030

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 6, 2018		April 30, 2017

Food and beverage revenues	$139,755	42.1%	$129,811	42.7%
Amusement and other revenues	192,435	57.9%	174,337	57.3%
Total revenues	332,190	100.0%	304,148	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	36,020	25.8%	32,702	25.2%
Cost of amusement and other (as a percentage of amusement and other revenues)	21,119	11.0%	16,283	9.3%
Total cost of products	57,139	17.2%	48,985	16.1%
Operating payroll and benefits	72,894	21.9%	65,190	21.4%
Other store operating expenses	93,340	28.2%	82,368	27.1%
General and administrative expenses	15,654	4.7%	14,978	4.9%
Depreciation and amortization expense	27,506	8.3%	23,928	7.9%
Pre-opening costs	7,053	2.1%	4,471	1.5%
Total operating costs	273,586	82.4%	239,920	78.9%

Operating income	58,604	17.6%	64,228	21.1%

Interest expense, net	2,857	0.8%	1,854	0.6%

Income before provision for income taxes	55,747	16.8%	62,374	20.5%
Provision for income taxes	13,597	4.1%	19,578	6.4%
Net income	$42,150	12.7%	$42,796	14.1%

Net income per share:
Basic	$1.06		$1.02
Diluted	$1.04		$0.98
Weighted average shares used in per share calculations:
Basic shares	39,695,421		42,027,551
Diluted shares	40,612,388		43,522,403

Other information:
Company-owned and operated stores open at end of period	112		96

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 6, 2018		April 30, 2017

Net income	$42,150	12.7%	$42,796	14.1%
Add back: Interest expense, net	2,857		1,854
Provision for income taxes	13,597		19,578
Depreciation and amortization expense	27,506		23,928
EBITDA	86,110	25.9%	88,156	29.0%
Add back: Loss on asset disposal	262		645
Share-based compensation	2,388		2,063
Pre-opening costs	7,053		4,471
Other costs	95		232
Adjusted EBITDA	$95,908	28.9%	$95,567	31.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 6, 2018		April 30, 2017

Operating income	$58,604	17.6%	$64,228	21.1%
Add back: General and administrative expenses	15,654		14,978
Depreciation and amortization expense	27,506		23,928
Pre-opening costs	7,053		4,471
Store operating income before depreciation and amortization	$108,817	32.8%	$107,605	35.4%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com